EXHIBIT 99.1

Sally Pedreiro	Beverly Twing, Acct. Manager
MoSys, Inc.	Shelton IR
Sunnyvale, CA	+1 (972) 239-5119 x126
+1 (408) 731-1832	btwing@sheltongroup.com
spedreiro@mosys.com

MOSYS ANNOUNCES EXECUTIVE

ORGANIZATIONAL CHANGES:

CREATES CHIEF OPERATING OFFICER ROLE

SUNNYVALE, Ca –October 1, 2007 – MoSys, Inc. (NASDAQ: MOSY), a leading provider of high-density system-on-chip (SoC) memory and analog/mixed-signal IP, today announced the appointment of Mehdi Bathaee as Chief Operating Officer. This new position was created to more tightly integrate the various functional areas of the company as it grows from a supplier of 1T-SRAM® intellectual property to also delivering embedded flash and a range of embedded mixed-signal solutions.

“Because of our recent product line expansion from one technology category to three distinct technology areas, an organizational change is necessary. This ensures that we continue to provide the highest quality products and support to our customers as we broaden our market reach”, said Chet Silvestri, President and CEO of MoSys. “In the COO role, Mr. Bathaee will be responsible for all of the internal operations related to the three lines of business – 1T-SRAM, 1T-FLASH, and Mixed Signal Products.”

The high density MoSys 1T-SRAM memory solution has been deployed into many consumer and communications products. It is currently the embedded memory in the very successful Nintendo Wii video game console as well as a number of portable consumer and cellular handset products.

In March of this year, MoSys announced an agreement with Semiconductor Manufacturing International Corporation (SMIC) (NYSE: SMI), China’s leading foundry, to develop and market the MoSys high density embedded flash. This 1T-Flash® technology is now available for licensing.

In July of this year, MoSys acquired the mixed signal products division from Atmel Corp. and is now actively licensing the complex mixed-signal megacells that are contained in the Atmel chip designs. Mr. Bathaee was formerly the General Manager of the Network Storage Products Group of Atmel, Inc. and joined MoSys as part of the acquisition.

“Today SoCs are composed of customer developed IP, industry standard CPU cores, and innovative IP developed by third-party providers like MoSys” said Mr. Bathaee. “MoSys has pioneered the development of 1T-SRAM and 1T-FLASH embedded memory IP and with the addition of mixed-signal IP is the sole company that can provide its customers with a full suite of memory and mixed-signal technologies. With this approach, MoSys is well positioned for the next stage of growth.”

ABOUT MOSYS, INC.

Founded in 1991, MoSys (NASDAQ: MOSY), develops, licenses and markets innovative memory and analog/mixed-signal technologies for semiconductors. MoSys’ patented 1T-SRAM® technologies offer a combination of high density, low power consumption, high speed and low cost unmatched by other available memory technologies. The single transistor bit cell used in 1T-SRAM memory results in the technology achieving much higher density than traditional four or six transistor SRAMs while using the same standard logic manufacturing processes. 1T-SRAM technologies also offer the familiar, refresh-free interface and high performance for random address access cycles associated with traditional SRAMs. In addition, these technologies can reduce operating power consumption by a factor of four compared with traditional SRAM technology, making them ideal for embedding large memories in System on Chip (SoC) designs. MoSys’ licensees have shipped more than 110 million chips incorporating 1T-SRAM embedded memory technologies, demonstrating excellent manufacturability in a wide range of silicon processes and applications. MoSys is headquartered at 755 N. Mathilda Avenue, Sunnyvale, California 94085. More information is available on MoSys’ website at http://www.mosys.com.

1T-SRAM® and 1T-FLASH™ are registered trademarks of MoSys, Inc.